Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Option and Grant Plan, the 2017 Stock Option and Incentive Plan, and the 2017 Employee Stock Purchase Plan of Jounce Therapeutics, Inc. of our report dated March 8, 2016, except for Note 1 and Note 16a as to which the date is November 17, 2016 and Note 16b as to which the date is January 17, 2017, with respect to the consolidated financial statements of Jounce Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-215372) and related Prospectus of Jounce Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 27, 2017